EXHIBIT 10.4

Form of Agreement
 for annual grant

Las Vegas Sands Corp.
2004 EQUITY AWARD PLAN

DIRECTOR RESTRICTED STOCK UNITS AWARD AGREEMENT

THIS RESTRICTED STOCK UNITS AWARD AGREEMENT (the “Agreement”), is made, effective as of the ___ day of ______, 201_, (hereinafter the “Date of Grant”), between Las Vegas Sands Corp., a Nevada corporation (the “Company”), and [INSERT NAME] (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Las Vegas Sands Corp. 2004 Equity Award Plan (as amended from time to time, the “Plan”), pursuant to which awards of Restricted Stock Units with respect to shares of the Company’s Common Stock may be granted;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the award of Restricted Stock Units provided for herein to the Participant in recognition of the Participant’s services to the Company, such grant to be subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.           Grant of Restricted Stock Units Award.   The Company hereby grants on the Date of Grant to the Participant a total of [INSERT NUMBER] Restricted Stock Units (the “Award”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.  Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”).  On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock.  The Award shall vest and be settled in accordance with Section 3 hereof.

2.           Incorporation by Reference, Etc.   The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.           Terms and Conditions.

(a)           Vesting.   Except as otherwise provided in the Plan and this Agreement and contingent upon the Participant’s continued services to the Company, one hundred percent (100%) of the Award shall vest on the earlier to occur of (x) the one year anniversary of the Date of Grant and (y) the date of the Company’s annual meeting of stockholders occurring in the calendar year following the calendar year in which the Date of Grant occurs (the “Vesting Date”).

(b)           Settlement.  On the Vesting Date, the Company shall settle the Award and shall therefore (i) issue and deliver to the Participant one share of Common Stock for each Restricted Stock Unit subject to the Award (the “RSU Shares”) (and, upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company.  Alternatively, the Committee may, in its sole discretion, elect to pay cash or part cash and part RSU Shares in lieu of settling the Award solely in RSU Shares.  If a cash payment is made in lieu of delivering RSU Shares, the amount of such payment shall be equal to the Fair Market Value as of the Vesting Date of the RSU Shares settled in cash.

(c)           Dividend Equivalents.  If on any date that Restricted Stock Units remain credited to the Account, dividends are paid by the Company on outstanding shares of its Common Stock (“Shares”)  (each, a “Dividend Payment Date”), then the Participant's Account shall, as of each such Dividend Payment Date, be credited with an amount (each such amount, a "Dividend Equivalent Amount") equal to the product of (i) the number of Restricted Stock Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee).  On each applicable Vesting Date, in connection with the settlement and delivery of RSU Shares as contemplated by Section 3(b), the Participant shall be entitled to receive a payment, without interest, of an amount in cash equal to the accumulated Dividend Equivalent Amounts in respect of the RSU Shares so delivered.

(d)           Taxes.  Upon the settlement of the Award in accordance with Section 3(b) hereof, the Participant shall recognize taxable income in respect of the Award, and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate.  The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the Award, an amount equal to the taxes, if any, the Company determines it is required to withhold under applicable tax laws with respect to the Award.  Such payment may be made in the form of cash.  The Participant also may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by (i) the delivery of Mature Shares owned by the Participant having a Fair Market Value  equal to such withholding liability or (ii) having the Company withhold from the number of shares of Common Stock otherwise issuable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability.

(e)           Effect of Termination of Employment or Services.  Except as otherwise specifically provided in an effective employment, services, change in control or other written agreement (including any offer letter, term sheet or similar written agreement) between the Participant and the Company (or any Affiliate of the Company), the following provisions shall apply:

(i)           Except as provided in subsection (ii) of this Section 3(e), unvested Restricted Stock Units shall be forfeited without consideration by the Participant upon the Participant’s termination of employment or services with the Company for any reason prior to the Vesting Date.

(ii)           Upon the termination of Participant’s employment or services due to death any unvested Restricted Stock Units shall vest on the date of such termination. In such event, the date of death shall be deemed the Vesting Date for purposes of Section 3(b).

(iii)           Status as Director, Employee or Consultant.  For the sake of clarity, if (A) the Participant’s relationship with the Company or any Affiliate changes from director to employee, consultant or independent contractor, or (B) the Participant transfers from employment or service with the Company, to employment or service with any Affiliate of the Company, or vice-versa, the Participant shall not be deemed to have terminated employment or service for purposes of this Agreement.

(f)           Rights as a Stockholder.  The Participant acknowledges and agrees that, with respect to the Restricted Stock Units credited to his Account, he has no voting rights with respect thereto unless and until such Restricted Stock Units are settled in RSU Shares pursuant to Section 3(b) hereof.  Upon and following the Vesting Date, the Participant shall be the record owner of the RSU Shares settled upon such applicable date unless and until such RSU Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares.  Prior to the Vesting Date, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units.

(g)           Transferability.  The Award may not at any time prior to vesting be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) for so long as the Participant remains a member of the Board, the Participant may not sell, transfer or otherwise dispose of any vested RSU Shares, except that the Participant may sell that number of vested RSU Shares having an aggregate Fair Market Value not greater than the amount of federal, state and local taxes incurred by the Participant as a result of the vesting of such RSU Shares.

(h)           Compliance with Legal Requirements.  The granting and delivery of the RSU Shares, and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.  The Committee, in its sole discretion, may postpone the issuance or delivery of the RSU Shares as the Committee may consider appropriate and may require the Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the RSU Shares in compliance with applicable laws, rules and regulations.

4.           Miscellaneous.

(a)           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Office of the General Counsel

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(b)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)           General Assets.  All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company.  The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(d)           No Rights to Employment.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e)          Bound by Plan.  By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(f)           Beneficiary.  The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(g)           Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h)           Entire Agreement; Effect of Employment Agreement, etc.; Amendment.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, negotiations and agreements in respect thereto; provided, however, that if a provision of an effective employment, services, change in control or other written agreement (including any offer letter, term sheet or similar written agreement) between the Participant and the Company (or any Affiliate of the Company) is in conflict with a provision of this Agreement, the provision that is more favorable to the Participant shall control.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(i)           GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEVADA.  ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN CLARK COUNTY, NEVADA.  EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(j)           JURY TRIAL WAIVER.   THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(k)           Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l)           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

Las Vegas Sands Corp.

By:
Name:
Title:

[NAME OF PARTICIPANT]